Exhibit 99.1

Arlington Asset Investment Corp. to Elect REIT Status

ARLINGTON, VA, December 27, 2018 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) announced today that its Board of Directors has approved a plan for the Company to elect to be taxed and to operate in a manner that will allow the Company to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with the Company’s taxable year ending December 31, 2019.

“With the expectation that Arlington would utilize its net operating loss carryforwards as a C corporation in 2019, the Board of Directors believes that the Company’s plan to elect to be taxed as a REIT is the best long-term tax structure for both Arlington and its shareholders,” commented J. Rock Tonkel, Jr., the Company’s President and Chief Executive Officer.  “Remaining tax loss carryforwards upon REIT conversion will continue to be available to the Company as a REIT. The Company also does not anticipate any significant modifications to its operations or investment strategy to qualify as a REIT.”

In connection with the Company’s expected election to be taxed as a REIT, the Company’s Board of Directors has received a legal opinion from Hunton Andrews Kurth LLP regarding the Company’s ability to qualify as a REIT commencing with the Company’s taxable year ending December 31, 2019.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area. The Company intends to operate in a manner that will allow it to qualify as a REIT, commencing with the Company’s taxable year ending December 31, 2019.

Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  These include statements regarding the Company’s expected qualification as a REIT.  Forward-looking statements can be identified by forward-looking language, including words such as "believes," "expects," "anticipates," "estimates," "plans," "continues," "intends," "should", "may," and similar expressions. Due to known and unknown risks, including the risk that the assumptions on which the forward-looking statements are based prove to be inaccurate, actual results may differ materially from expectations or projections.  These risks also include those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and other documents filed by the Company with the Securities and Exchange Commission from time to time.  Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.  The Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.

SOURCE Arlington Asset Investment Corp.

For further information: Media: 703.373.0200 or ir@arlingtonasset.com; Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com